Exhibit 99.2

Erie Indemnity Company
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$698,340	$601,595	$2,894,074	$2,442,073
Management fee revenue - administrative services	17,216	16,693	68,355	63,669
Administrative services reimbursement revenue	201,987	192,728	806,336	737,139
Service agreement revenue	6,547	6,651	26,350	26,059
Total operating revenue	924,090	817,667	3,795,115	3,268,940

Operating expenses
Cost of operations - policy issuance and renewal services	554,793	497,855	2,312,324	2,011,545
Cost of operations - administrative services	201,987	192,728	806,336	737,139
Total operating expenses	756,780	690,583	3,118,660	2,748,684
Operating income	167,310	127,084	676,455	520,256

Investment income
Net investment income	20,920	14,212	70,155	44,572
Net realized and unrealized investment gains (losses)	246	3,408	3,229	(5,838)
Net impairment losses recognized in earnings	(361)	(7,849)	(4,124)	(9,766)
Total investment income	20,805	9,771	69,260	28,968

Other income	3,693	3,069	11,564	12,712
Income before income taxes	191,808	139,924	757,279	561,936
Income tax expense	39,779	28,996	156,965	115,875
Net income	$152,029	$110,928	$600,314	$446,061

Net income per share
Class A common stock – basic	$3.26	$2.38	$12.89	$9.58
Class A common stock – diluted	$2.91	$2.12	$11.48	$8.53
Class B common stock – basic	$490	$357	$1,934	$1,437
Class B common stock – diluted	$490	$357	$1,933	$1,437

Weighted average shares outstanding – Basic
Class A common stock	46,189,060	46,189,041	46,189,044	46,188,981
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,310,894	52,301,676	52,306,266	52,299,411
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.365	$1.275	$5.190	$4.845
Class B common stock	$204.75	$191.25	$778.50	$726.75

Erie Indemnity Company
Consolidated Statements of Financial Position
(in thousands)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents (includes restricted cash of $23,559 and $12,542, respectively)	$298,397	$144,055
Available-for-sale securities	44,604	82,017
Receivables from Erie Insurance Exchange and affiliates, net	707,060	625,338
Prepaid expenses and other current assets, net	83,902	69,321
Accrued investment income	11,069	9,458
Total current assets	1,145,032	930,189

Available-for-sale securities, net	991,726	879,224
Available-for-sale securities lent	7,285	—
Equity securities	85,891	84,253
Fixed assets, net	513,494	442,610
Agent loans, net	80,597	58,434
Defined benefit pension plan	21,311	34,320
Other assets, net	43,278	42,934
Total assets	$2,888,614	$2,471,964

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$408,309	$353,709
Agent incentive compensation	75,458	68,077
Accounts payable and accrued liabilities	190,028	175,622
Dividends payable	63,569	59,377
Contract liability	42,761	41,210
Deferred executive compensation	14,874	10,982
Securities lending payable	7,513	—
Total current liabilities	802,512	708,977

Defined benefit pension plan	28,070	26,260
Contract liability	21,170	19,910
Deferred executive compensation	19,721	20,936
Deferred income taxes, net	6,418	11,481
Other long-term liabilities	23,465	21,565
Total liabilities	901,356	809,129

Shareholders' equity	1,987,258	1,662,835
Total liabilities and shareholders' equity	$2,888,614	$2,471,964

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